FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207567-04

Sent: Friday, December 09, 2016 10:54 AM

Subject: CFCRE 2016-C7 **LAUNCH** PUBLIC

CFCRE 2016-C7 - LAUNCH

$567.218MM NEW ISSUE CMBS **PUBLIC**

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: CANTOR FITZGERALD & CO., SOCIETE GENERALE and UBS SECURITIES LLC

CO-MANAGER: CASTLEOAK SECURITIES, L.P.

RATING AGENCIES: FITCH, KROLL & MOODY'S

**PUBLIC OFFERED CERTIFICATES**

CLASS	RATING (F/K/M)	SIZE ($MM)	C/E	WAL	LAUNCH	TARGET $PX
A-1	AAAsf/AAA(sf)/Aaa(sf)	20.266	30.000%	2.76	s+45	100-00
A-SB	AAAsf/AAA(sf)/Aaa(sf)	28.337	30.000%	7.13	s+106	103-00
A-2	AAAsf/AAA(sf)/Aaa(sf)	184.000	30.000%	9.83	s+117	101-00
A-3	AAAsf/AAA(sf)/Aaa(sf)	224.436	30.000%	9.92	s+118	103-00
A-M	AAAsf/AAA(sf)/Aa1(sf)	42.439	23.500%	9.97	s+150	103-00
B	AA-sf/AA(sf)/A1(sf)	35.095	18.125%	9.97	s+175	103-00
C	A-sf/A(sf)/NR	32.645	13.125%	9.97	s+270	WAC

ANTICIPATED TIMING

Anticipated Pricing: 1:00 PM

Anticipated Settlement: December 21, 2016

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-207567) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Cantor Fitzgerald & Co., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-212-915-1700 or by email to the following address: legal@ccre.com.

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Prepared by Sales/Trading staff of Cantor Fitzgerald & Co. ("Cantor") and is for information purposes only. Prices provided on customer inventories for which no specific transaction is being negotiated are indicative and not executable. Not an offer, solicitation or confirmation of terms. Information provided is believed reliable, but Cantor does not warrant its accuracy. Cantor may have positions in financial instruments mentioned, may have acquired such positions at prices no longer available, and may have interests different or adverse to your interests. No liability is accepted by Cantor for any loss that may arise from any use of the information contained herein or derived here from.